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                                                                  EXHIBIT 10.36


                              EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement") is made and entered into as of the 6th day of November, 1998 between eSoft, Inc., a Delaware corporation ("eSoft" or the "Company"), with offices at 5335 Sterling Drive, Suite C, Boulder, Colorado 80301 and JEFFREY J. FINN of 5744 East Oxford Avenue, Englewood, Colorado 80111 (the "Executive").

                                    RECITAL

         A. The Company desires to employ the Executive as PRESIDENT AND CHIEF EXECUTIVE OFFICER, and the Executive desires to be employed by the Company in such position upon the terms and conditions set forth in this Agreement.

         B. The Executive acknowledges that during the course of the Executive's employment the Executive will receive or be exposed to certain confidential information and trade secrets (collectively referred to as "Confidential Information") of the Company. The Executive also acknowledges that this Confidential Information is among the Company's most important assets and that the value of this Confidential Information would be diminished or extinguished by disclosure.


                                   AGREEMENT

         In consideration of the mutual promises contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. Employment; Position; Term. The Company hereby employs the Executive and the Executive hereby accepts employment with the Company in the capacity of President and Chief Executive Officer. Subject to the Termination Clause, the term of Executive's employment under this Agreement (the "Initial Term") shall be for 36 months, beginning November 9, 1998 and ending November 8, 2001. Unless otherwise agreed in writing by the Company and the Executive no later than August 9 in the year 2001, there shall be an automatic 24-month renewal of the Agreement beginning on November 9, 2001.

         2. Duties, Responsibilities and Authority. In his capacity as President and Chief Executive Officer of the Company, the Executive shall have primary responsibility for the overall operation of the Company, subject to the direction and control of the Board of Directors of the Company. The Executive shall devote substantially all of his professional and managerial time and effort to the performance of his duties as President and Chief Executive Officer, and he shall not engage in any other business activity or activities which, in the judgment of the Board of Directors of the Company, conflict with the performance of his duties under this Agreement.



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         3. Position and Duties. The Executive shall serve as the President and
CEO of eSoft, and shall have such responsibilities and authority as is generally consistent with such title and position. Specific duties, among others, some of which may be delegated by the Executive will include:

                  (1) General management of eSoft and all of its subsidiaries and companies in which eSoft has the controlling interest (hereafter referred to as the "Company").

                  (2) Development of the Company's primary business strategy.

                  (3) Member of the Board of Directors for the Company, with responsibilities for recruitment and retention of board members.

                  (4)      Approval of capital and operating budgets.

                  (5) Development and maintenance of industry, vendor, customer, and partner relationships that enhance the Company's corporate and market position.

                  (6) Providing input to the Board of Directors for the selection and analysis of acquisitions, mergers and joint ventures.

                  (7) All officers, including the CFO or controller, will report to the Executive.

         Any material change of title, reporting relationships, elimination of duties, or change in subordinate reporting relationships, will, at the Executive's sole discretion, activate the Severance Payout Clause, of the Agreement.

         4. Reporting. The Executive will report to the Board of Directors.

         5. Compensation and Related Matters.

                  (1) Salary. For services rendered under this Agreement, the Company shall pay the Executive a salary at the rate of $15,000 per month. The base monthly salary will be payable in accordance with the Company's normal pay periods. The base monthly salary will be subject to a minimum increase of 5% per year, or the base salary will be increased to the regional average for a similar position in a similar size company based on industry salary surveys, whichever approach results in a greater increase.

                  (2) Incentive Pay. The Executive shall be eligible for incentive pay targeted at 50% of annual base salary. The Incentive Pay shall be paid quarterly based on a combination of company, revenue and earnings objectives as agreed by the Executive and the Board of Directors. The Incentive Pay shall commence in the fourth calendar quarter of 1998 and shall be paid on a prorated basis for the quarter. The Incentive Pay shall be paid during the first normal pay period following the end of each quarter. The Board of Directors and the Executive shall mutually agree and establish quarterly objectives that shall be based 1/3 on Company objectives, 1/3 on revenue





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objectives and 1/3 on earning objectives. Other than the fourth calendar quarter of 1998, the Incentive Pay objectives for a quarter shall be agreed upon no later than the fifteenth (15th) day of each quarter.

                  (3) Stock Options. The Executive will be granted stock options to purchase 400,000 shares of eSoft common stock, granted pursuant to the Company's Incentive Compensation Plan. The options will be incentive stock options for purposes of the Internal Revenue Code of 1986 to the extent eligible and have an exercise price per share equal to the fair market value on the date the options are granted. Except as otherwise provided herein, no options will vest until seven months after the date of grant. Seven months after the date of grant, seven thirty sixths of the options shall be exercisable and the remaining options shall vest at the rate of 1/36th of the total options on the first day of each successive calendar month until the options are fully vested. The grant of the options will be reflected in Stock Option Agreements in the form of Exhibits 1 and 2, attached hereto. From time to time, the Board of Directors will consider granting additional options based on individual and Company performance.

                  (4) Director Stock Options. The Executive will also be granted stock options to purchase 18,000 shares of eSoft common stock (the "Director Option") also pursuant to the Company's Incentive Compensation Plan. The options will have an exercise price per share equal to the fair market value on the date the options are granted. They will vest over a twelve (24) month period in 24 equal installments and remain exercisable for four (4) years from the date granted. The grant of the Director Options will be reflected in a Stock Option Agreement in the form of Exhibit 3, attached hereto. The Executive will receive a similar Director Option for each additional two-year period in which he serves on the eSoft Board of Directors at exercise prices based on the then-current fair market price of the eSoft common stock.

                  (5) Vacation. The Executive will be entitled to the following annual paid vacation schedule, and whatever additional personal days and sick leave are normally allocated to eSoft executive personnel.

                  Years 1-2                 Three (3) Weeks Annually
                  Years 3-4                 Four (4) Week Annually
                  Years 5 and beyond        Five (5) Weeks Annually

                  (6) The Executive will be entitled to a full benefits package, including fully paid health, disability, life insurance, 401(k) plans and other benefits normally offered to eSoft executive personnel. The Executive is authorized to incur reasonable expenses of promoting the business of the Company, including expenses in entertainment, travel and other similar items. The Company shall reimburse the Executive for all such expenses upon timely presentation by the Executive of expense reports for such expenditures. Additionally, the Executive will receive reimbursement for use of a PCS cellular phone and a business line with Internet service in his home, such expenses to be submitted in a timely fashion using the Company's normal expense reporting procedures. eSoft agrees to pay the premiums for the Executive's existing Long-Term Disability and Term Life Insurance policies, assuming the premiums and coverages are competitive and satisfactory to both parties, so long as this Agreement is in effect.





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                  (7) Director and Officer Insurance. The Company will pay for
D&O insurance covering the Executive for a minimum of $2,000,000 and will indemnify the Executive for business related activity to the full extent the law provides.

         6. Termination.

                  (1) Termination by the Company without Cause. Subject to
Section 7 hereof, the Company may, by delivering thirty (30) days' prior written notice to the Executive, terminate the Executive's employment at any time without Cause (as hereinafter defined).

                  (2) Termination by the Executive without Good Reason. The Executive may, by delivering thirty (30) days' prior written notice to the Company, terminate the Executive's employment at any time without Good Reason (as hereinafter defined).

                  (3) Termination by the Company for Cause. The Company may terminate the Executive's employment for Cause immediately upon written notice stating the basis of such termination. "Cause" for termination of the Executive's employment shall only be deemed to exist if the Executive has (i) breached this Agreement and if such breach continues or recurs more than thirty
(30) days after notice from the Company specifying the action which constitutes the breach and demanding its discontinuance, or (ii) committed gross malfeasance in performance of his duties hereunder or acts resulting in an indictment charging the Executive with the commission of a felony; provided that the commission of acts resulting in such an indictment shall constitute Cause only if a majority of the directors who are not also subject to any such indictment determine that the Executive's conduct has substantially adversely affected the Company or its reputation. A material failure to perform his duties hereunder that results from the disability of the Executive shall not be considered Cause for his termination.

                  (4) Termination by the Executive for Good Reason. The Executive may terminate his employment for Good Reason immediately upon written notice stating the basis for such termination. "Good Reason" for termination of employment by the Executive shall only be deemed to exist if (i) Executive terminates his employment following the assignment to Executive by the Company of any duties that are significantly incompatible with, and substantially detract from, Executive's position, duties, titles, offices, responsibilities, or status with the Company or a subsidiary, excluding, without limitation, any isolated and insubstantial action which is remedied by the Company promptly after receipt of notice thereof given by Executive; or (ii) any material breach of this Agreement by the Company.

         7. Severance. In the event that during the Term of this Agreement, the Executive's employment is terminated by the Company other than for Cause or death of the Executive or if the Executive terminates his employment for Good Reason, the Executive shall be entitled (i) to receive his then current salary, targeted incentive pay and benefits, as provided for in Sections 5(a), 5(b) and 5(f), payable in semi-monthly installments, for twelve (12) months from the date of the Executive's termination; (ii) if such termination occurs more than three (3) months but not more than twelve (12) months after the date hereof, twenty five percent (25%) of the options that are not then vested





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pursuant to the terms of grant as specified in Section 5(c) shall be accelerated so that they are immediately exercisable and all options that are then exercisable (other than the Director Options) shall be extended in duration to be exercisable for twenty-four (24) months after the date of termination; and (iii) if such termination occurs more than twelve (12) months after the date hereof fifty percent (50%) of the options that are not then vested shall be accelerated so that they are immediately exercisable, and all options that are then exercisable (other than Director Options) shall be extended as provided in clause (ii) of this Section 7. If the Executive's employment is terminated by the Company, without Cause, within three months prior to a Change of Control as defined in the Company's Equity Compensation Plan the provisions of Section 11 of Exhibits 1 and 2 shall apply as if the Executive's employment had not terminated prior to the Change of Control. If the Executive voluntarily resigns his employment hereunder or if his employment is terminated for Cause, the Executive shall not be entitled to any severance pay or other compensation beyond the date of termination of his employment.

         8. Excise Tax and Gross-Up Provisions.

                  (1) Subject to paragraph (d) below, in the event that any payment or the value of any benefit received or to be received by Executive, pursuant to the terms of this Agreement or any other plan, arrangement or agreement from the Company, its successors or any person affiliated with any of them (a "Payment"), would be subject to the excise tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor provision or any similar provision of state and/or local law), the Company shall pay to Executive, at the time specified in
Section 7, whether or not Executive remains employed by the Company at such time and whether or not Executive remained employed by the Company for the duration of this Agreement, an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive, prior to applicable FICA withholding and prior to any applicable federal, state, and local income tax withholding on such Payment, but after deduction of: (i) the Excise Tax on such Payment; (ii) all federal, state, and local tax and Excise Tax upon the payment provided for by this paragraph; and (iii) any interest, penalties, and additions to tax payable by Executive with respect to (i) and (ii), shall be equal to such Payment. For purposes of determining the amount of the GrossUp Payment, Executive shall be deemed to pay federal, state, and local income taxes at the highest marginal rates applicable to individual in the calendar year in which the Gross-Up Payment is to be made and the reduction in federal income taxes resulting from the payment of additional state and local income taxes shall be taken into account. Executive shall not be entitled to receive a Gross-Up Payment under this subsection with respect to any Payment with respect to which he receives a Gross-Up Payment under the terms of any other Company plan or agreement applicable to Executive.

                  (2) The Gross-Up Payments provided for in subsection (a) above shall be made upon the earlier of (i) a certification to the Company by a tax advisor to Executive that Executive is liable for Excise Tax with respect to any Payment, or (ii) the assessment upon Executive or payment by Executive of any Excise Tax with respect to any Payment.

                  (3) In the event that it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that the Excise Tax is less than the amount previously





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determined under Section 8(a), Executive shall repay to the Company, at the time that such reduction in Excise Tax is so finally determined, the difference between the Gross-Up Payment as originally determined and the Gross-Up Payment that would have been determined by taking into account the reduced Excise Tax, subject to adjustments such that Executive is in the same after-tax position as Executive would have been in under Section 8(a) had the Excise Tax been properly determined at the time at which the Gross-Up Payment was made, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined, in the manner aforesaid, to exceed the amount previously determined under Section 8(a), the Company shall make an additional Gross-Up payment in respect of such excess at the time that the amount of such excess if finally determined.

                  (4) If the Payments which are contingent upon an event described in Section 280G(b)(2)(A)(i) of the Code and which would be payable to Executive in the absence of this paragraph (d) ("the Change in Control Payments") would result in the imposition of an Excise Tax, then the Change of Control Payments which shall be payable to Executive shall be limited to the maximum amount which can be paid to Executive without resulting in any Excise Tax, but only if such limitation does not result in an aggregate reduction of the Change in Control Payments otherwise payable to Executive in excess of $20,000. For purposes of the preceding sentence, the value of Change in Control Payments shall be determined in accordance with Code Section 280G and administrative guidance thereunder. In the event of a reduction in Change in Control Payments under this paragraph (d), Executive shall, in consultation with the Company, determine the manner in which the Change in Control Payments shall be reduced in order to achieve the purposes of this paragraph (d).

         9. Covenant Not to Compete.

                  (1) During the continuance of the Executive's employment hereunder and for a period of twelve (12) months after termination of the Executive's employment hereunder, the Executive shall not engage in any business which competes with the Company or its affiliates anywhere in the United States or Canada during the Executive's employment hereunder or at the time of termination.

                  (2) The Executive shall not, for a period of twelve (12) months after termination of the Executive's employment hereunder, employ, engage or seek to employ or engage for himself or any other person or entities, any individual who is or was employed or engaged by the Company or any of its affiliates until the expiration of six (6) months following the termination of such person's or entity's employment or engagement with the Company or any of its affiliates.

         10. Trade Secrets and Confidential Information. During his employment by the Company and for a period of five (5) years thereafter, the Executive shall not, directly or indirectly, use, disseminate, or disclose for any purpose other than for the purposes of the Company's business, any Confidential Information of the Company or its affiliates, provided however, that this provision shall not apply to any information which: (a) becomes generally available to the public other than as a result of a disclosure by Executive;
(b) was rightfully available to Executive on a nonconfidential basis from a source other than the Company (provided such source was not bound by





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a confidentiality agreement with the Company or otherwise prohibited from transmitting the information to Executive by a contractual, legal or fiduciary obligation); (c) is readily ascertainable by proper means; or (d) is required to be disclosed by operation of law. Upon termination of his employment, all documents, records, notebooks, and similar repositories of records containing information relating to any Confidential Information then in the Executive's possession or control, whether prepared by him or by others, shall be left with the Company or, if requested, returned to the Company.

         11. Severability. It is the desire and intent of the undersigned parties that the provisions of Sections 9 and 10 shall be enforced to the fullest extent permissible under the laws in each jurisdiction in which enforcement is sought. Accordingly, if any particular sentence or portion of either Section 9 or 10 shall be adjudicated to be invalid or unenforceable, the remaining portions of such section nevertheless shall continue to be valid and enforceable as though the invalid portions were not a part thereof. In the event that any of the provisions of Section 9 relating to the geographic areas of restriction or the provisions of Section 9 or 10 relating to the duration of such Sections shall be deemed to exceed the maximum area or period of time which a court of competent jurisdiction would deem enforceable, the geographic areas and times shall, for the purposes of this Agreement, be deemed to be the maximum areas or time periods which a court of competent jurisdiction would deem valid and enforceable in any state in which such court of competent jurisdiction shall be convened.

         12. Injunctive Relief. The Executive agrees that any violation by him of the provisions contained in Sections 9 and 10 are likely to cause irreparable damage to the Company, and therefore he agrees that if there is a breach or threatened breach by the Executive of the provisions of said section, the Company shall be entitled to an injunction restraining the Executive from such breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other available remedies for such breach or threatened breach.

         13. Miscellaneous.

                  (1) Notices. Any notice required or permitted to be given under this Agreement shall be directed to the appropriate party in writing and mailed or delivered, if to the Company, to eSoft, Inc., to the attention of the Board of Directors, at 5335-C Sterling Drive, Boulder, Colorado 80301, and if to the Executive, at 5744 East Oxford Avenue, Englewood, Colorado 80111. Notification addresses may be changed by written notice.

                  (2) Binding Effect. This Agreement is a personal service agreement and may not be assigned by the Company or the Executive, except that the Company may assign this Agreement to a successor of the Company by a merger, consolidation, sale of substantially all of the Company's assets, sale of a majority of the Company's outstanding voting stock, or other reorganization. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, and legal representatives.

                  (3) Amendment. This Agreement may not be amended except by an instrument in writing executed by each of the undersigned parties.





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                  (4) Applicable Law. This Agreement is entered into in the
State of Colorado and for all purposes shall be governed by the laws of the State of Colorado.

                  (5) Attorney's Fees. In the event either party takes legal action to enforce any of the terms of this Agreement, the unsuccessful party to such action will pay the successful party's reasonable expenses, including attorney's fees, incurred in such action.

                  (6) Entire Agreement. This Agreement supersedes and replaces all prior agreements between the parties related to the employment of the Executive by the Company.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the first date mentioned above.

                                     eSOFT, INC.:


Date:   November 17, 1998            By: /s/ Philip L. Becker
     ------------------------           -----------------------------------
                                            Philip L. Becker, Chairman and
                                            Chief Executive Officer

                                     THE EXECUTIVE:


Date:   November 12, 1998            By: /s/ Jeffrey J. Finn
     ------------------------           -----------------------------------
                                            Jeffrey J. Finn






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